Exhibit 10.24

CASH RETENTION AGREEMENT

THIS CASH RETENTION AGREEMENT (this “Agreement”) is entered into and effective as of August [•], 2025 (the “Effective Date”), by and between The University of Phoenix, Inc., an Arizona corporation (the “Company”) and [•], an employee of the Company (“Employee”).

RECITALS

WHEREAS, the Company Group desires to assure itself of Employee’s continued services for an extended period of time by providing Employee a cash retention bonus, subject to repayment by Employee if Employee’s employment with the Company Group is terminated under certain circumstances prior to the expiration of the Retention Period, as provided for in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Employee agree as follows:

1)	Definitions. Defined terms are set forth herein on the attached Schedule 1.

2)	Retention Cash Bonus; Termination of Employment.

a)

Retention Cash Bonus. The Company shall pay Employee a cash bonus on the Effective Date in an amount equal to $[•] (the “Retention Cash Bonus”), reduced by all applicable withholdings and deductions required by law.

b)

Clawback Upon Certain Terminations of Employment. In the event that Employee’s employment with the Company Group is terminated prior to the end of the Retention Period due to (i) Employee’s resignation for any reason other than Good Reason, or (ii) by the Company Group for Cause, Employee must repay to the Company $[•] of the Retention Cash Bonus previously paid to Employee within forty-five (45) days following the Termination Date, net of any taxes paid or payable by Employee in respect of such portion of the Retention Cash Bonus. For the avoidance of doubt, the foregoing repayment obligation will not apply if Employee’s employment is terminated during the Retention Period due to (x) Employee’s death or Disability, (y) a termination by the Company Group without Cause, or (z) a resignation by Employee for Good Reason.

c)

No Impact on Existing Arrangements. Nothing in this Agreement shall be deemed to modify any existing employment, severance or other agreement between Employee and the Company Group, or any plan, program or arrangement of the Company Group in which Employee participates.

3)

Continuing Obligations. Employee acknowledges that Employee remains bound by any confidentiality, intellectual property, non-competition, non-solicitation, non-disparagement or other restrictive covenants pursuant to any existing employment, severance, incentive compensation plan or agreement, or any restrictive covenant agreement, to which Employee is party or in which Employee participates.

4)	Miscellaneous.

a)

Applicable Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Delaware to be applied. In furtherance of the foregoing, the internal law of the state of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

b)	Arbitration; Waiver of Jury Trial.

(i) Any dispute, claim or controversy arising under, out of, or in connection with or in relation to this Agreement, or any breach, termination or validity thereof, shall be finally determined and settled by arbitration in Arizona in accordance with the applicable rules of the American Arbitration Association in effect at the time of arbitration, and judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the parties or their assets; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 3 of the Agreement and Employee hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Any review by an arbitrator pursuant to this Section 4(b) shall be de novo. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. Unless and only to the extent prohibited by applicable law, the parties agree to maintain all aspects of any arbitration proceedings, findings and decisions (whether by arbitrator or court) strictly confidential. To the extent permitted by law, the arbitrator’s fees and expenses will be borne equally by each party. In the event that an action is brought to enforce the provisions of this Agreement, each party shall pay its own attorneys’ fees and expenses regardless of whether there is a prevailing party in the opinion of the arbitrator deciding such action or the court in which any such arbitration award is entered.

(ii) Notwithstanding the foregoing, Employee agrees that it would be difficult to measure any damages caused to the Company and its Affiliates which might result from any breach by Employee of the covenants set forth in Section 3, and that in any event, money damages would be an inadequate remedy for any such breach. Accordingly, if Employee breaches, or proposes to breach, Section 3, the Company and its Affiliates shall be entitled, in addition to all other remedies such party may have, to a temporary, preliminary or permanent injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the non-breaching party or posting a bond from any court having competent jurisdiction over either party.

(iii) Any dispute or controversy arising under or in connection with Section 3 hereof, including without limitation any claim of breach or threatened breach thereof, shall be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware, or if that court is unable to exercise jurisdiction for any reason, the Delaware Court of Chancery, or if that court is unable to exercise jurisdiction for any reason, any Delaware state court sitting in New Castle County, and each of Employee and the Company (on behalf of itself and its Affiliates) consents to such jurisdiction, waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(iv) Each of the parties hereto hereby irrevocably waives all right to trial, including trial by jury, in any action, proceeding or counterclaim arising out of or relating to this Agreement.

c)	Amendments. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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d)

Impact of the Retention Cash Bonus on Other Benefit Plans. The parties hereto agree that the Retention Cash Bonus to be paid by the Company pursuant to this Agreement (i) shall be considered a bonus, and hence not compensation, for purposes of the Company’s benefit plans and programs and (ii) shall not be construed as compensation or otherwise taken into account, for purposes of determining any benefits provided under any other compensation arrangement or benefit plan, practice or policy maintained by the Company Group for any of their respective employees.

e)

Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein and shall supersede all prior or existing agreements between the parties hereto with respect to such matters. There are no promises, representations, inducements, or statements between the parties other than those that are expressly contained herein. Notwithstanding any rule of law to the contrary, this Agreement may not be modified, changed, amended or waived in any way (either in whole or in part) orally, by conduct, by informal writings or by any combination thereof. In the event that any provision of this Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected. Employee is entering into this Agreement of Employee’s own free will and accord and has read this Agreement and understands it and its legal consequences.

f)

Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:   To the most recent address on file at the Company

If to the Company: University of Phoenix

Attention: Cheryl Naumann, Chief Human Resources Officer

Email: [•]

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

g)

Counterparts. This Agreement may be executed in separate counterparts, including by facsimile and electronic delivery, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signatures on Following Page]

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IN WITNESS WHEREOF, Employee and the Company have each executed or caused the execution of this Cash Retention Agreement, as applicable, as of the Effective Date.

COMPANY:

THE UNIVERSITY OF PHOENIX, INC.

By:
Name:
Title:

EMPLOYEE:

Name:

Schedule 1

Definitions. For purposes of this Agreement:

a)	“Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

b)

“Cause” shall mean the termination of Employee’s service or employment with the Company Group for one or more of the following reasons: (i) willful, material and continued failure or refusal to perform the material duties and responsibilities required of his or her position with the Company Group that, if curable, is not cured within 30 days after the applicable member of the Company Group delivers to the Employee written notice specifying the nature of such failure or refusal; (ii) a material breach of a material Company Group policy, including those governing employee conduct and procedures (including, by way of example only, policies regarding equal employment, anti-harassment and anti-discrimination), which breach, if curable, is not cured within 30 days after the applicable member of the Company Group delivers to Employee written notice specifying the nature of such breach; (iii) Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company Group or while performing duties for the Company Group, or Employee’s habitual use of alcohol or other legal substances that materially interfere with the performance of Employee’s duties; (iv) conviction of or pleading guilty or nolo contendere to any felony or any misdemeanor involving theft, fraud, embezzlement, dishonesty, misappropriation of property or a depraved or immoral act; (v) commission of any act of fraud against, or the material misappropriation of material proprietary information or material property belonging to the Company Group; (vi) willful misconduct, gross negligence or reckless disregard of Employee’s duties for the Company Group that materially injures (or is reasonably likely to materially injure) the business, reputation or financial condition of the Company Group; or (vii) a material breach by Employee of a material provision of any agreement he or she may have at the time with the Company, including (without limitation) any restrictive covenant, employment, proprietary information, non-disclosure or confidentiality agreement.

c)	“Company Group” shall mean the Company and any of its Affiliates.

d)

“Disability” shall mean that Employee is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan of the Company Group.

e)

“Good Reason” shall mean any of the following actions taken by the applicable member of the Company Group without Employee’s express prior written consent: (i) a material reduction by the Company Group of Employee’s base salary (other than in a broad-based reduction similarly affecting all other members of the Company Group’s executive management), target bonus or target long-term incentive award; (ii) a material breach by the Company Group of any employment agreement or any other material written agreement between Employee and the applicable member of the Company Group concerning the terms and conditions of Employee’s employment; (iii) the relocation of Employee’s principal place of employment by the Company Group without Employee’s consent and in a manner that increases Employee’s one-way commute by more than twenty-five (25) miles as compared to Employee’s then-current principal place of employment immediately prior to such relocation; (iv) a material reduction in Employee’s duties, authority, or responsibilities for the Company Group relative to Employee’s duties, authority, or responsibilities for the Company Goup in effect immediately prior to such reduction, or a materially adverse change to the Participant’s title or to the position to which the Participant is required to report; or (v) a failure of the Company to have a successor in interest to the Company assume the obligations to Employee under this Agreement in all material respects.

f)	“Retention Period” shall commence on the Effective Date and end on August 31, 2027.

g)	“Termination Date” shall mean the date on which Employee’s employment with the Company Group is terminated by either the applicable member of the Company Group or Employee for any reason.